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                                                                   Exhibit 4.2

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of February 23, 2000 between ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation with offices at 390 S. Woods Mill Road, Suite 150, St. Louis, MO 63017 (the "Company") and each of the entities listed under "Investors" on the signature page hereto (each an "Investor" and collectively the "Investors"), each with offices at the address listed under such Investor's name on Schedule I hereto.

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Convertible Debenture Purchase Agreement by and between the Company and the Investors (the "Purchase Agreement"), the Company has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from the Company, an aggregate of $20 million principal amount of the Company's 5% Convertible Debentures Due February 23, 2006 (the "Initial Debentures" and, together with the Subsequent Debentures (as defined below), the "Debentures") on the terms and conditions set forth therein;

         WHEREAS, pursuant to Purchase Agreement, in addition to the foregoing, the Investors may elect and/or be required (by the Company) to purchase from the Company, an aggregate of $10 million principal amount of additional debentures (the "Subsequent Debentures");

         WHEREAS, the Purchase Agreement contemplates that the Debentures will be convertible into shares (the "Common Shares") of common stock, par value $.0001, of the Company ("Common Stock") pursuant to the terms and conditions set forth in the Debentures;

         WHEREAS, pursuant to the terms of, and in partial consideration for, the Investors' agreement to enter into the Purchase Agreement, the Company has agreed (i) to issue warrants exercisable for 572,350 shares of Common Stock of the Company (the "Initial Warrants") in connection with the issuance of the Initial Debentures (shares of Common Stock issuable under the Initial Warrants and the Option Warrants (as defined below) are referred to herein as the "Warrant Shares") and (ii) upon the issuance of Subsequent Debentures, to issue additional warrants as set forth in the Purchase Agreement ("Option Warrants" and, together with the Initial Warrants, the "Warrants") to provide the Investors with certain registration rights with respect to the Common Shares and Warrant Shares and certain other rights and remedies with respect to the Debentures as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Purchase Agreement and this Agreement, the Company and the Investors agrees as follows:

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         1.     CERTAIN DEFINITIONS; SUBORDINATION.

                (a) CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement, the Warrants or the Debentures. As used in this Agreement, the following terms shall have the following respective meanings:

         "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms in the Purchase Agreement.

         "CONVERSION PRICE" shall have meaning ascribed to such term in
Section 5(c) of the Debenture.

         "COMMISSION" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "COMPANY NOTICE" shall have the meaning set forth in Section
2(b)(i)(B).

         "DEFAULT PAYMENT RATE" shall have the meaning set forth in Section 2(b)(i)(B).

         "DEFAULT PERIOD" shall have the meaning set forth in Section 2(b)(i).

         "DEBENTURE AMOUNT" shall have the meaning set forth in Section 2(b)(i)(B).

         "HOLDER" and "HOLDERS" shall mean the Investor or the Investors, respectively, and any transferee of the Debentures, Warrants, Warrant Shares or Common Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

         "INTERFERING EVENTS" shall have the meaning set forth in Section 2(b).

         "MARKET PRICE FOR SHARES OF COMMON STOCK" shall have the meaning ascribed to such term in the Debentures.

         "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning ascribed to such term in the Debentures.

         "POTENTIAL MATERIAL EVENT" means any of the following: (a) the possession by the Company of material information not ripe for disclosure in a registration statement, as reasonably determined in good faith by the Chief Executive Officer or the Board of Directors of the Company that disclosure of such information in a Registration Statement would be materially detrimental to the business and affairs of the Company; and (b) any material engagement or activity by the Company which would, in the reasonable good faith determination of the Chief Executive Officer or the Board of Directors of the Company, be materially adversely affected by disclosure in a registration statement at such time, which reasonable determination shall be accompanied by a reasonable good

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faith determination by the Chief Executive Officer or the Board of Directors
of the Company that the applicable Registration Statement would be materially misleading absent the inclusion of such information.

         "PREMIUM REDEMPTION PRICE" shall have the meaning set forth in
Section 2(b)(i)(B).

         "PUT NOTICE" shall have the meaning set forth in Section 2(b)(i)(B).

         "REGISTRABLE SECURITIES" shall mean: (i) the Common Shares and Warrant Shares issued or issuable to each Holder or its permitted transferee or designee upon conversion of the Debentures (including, without limitation, the Subsequent Debentures) or exercise of the Warrants (including, without limitation, the Option Warrants), as applicable, or upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares or Warrant Shares; (ii) any securities issued or issuable to each Holder upon the conversion, exercise or exchange of any Debentures, Warrants, Warrant Shares, or Common Shares; and (iii) any other security of the Company issued as a dividend or other distribution with respect to, conversion or exchange of, or in replacement of, Registrable Securities.

         The terms "REGISTER", "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

         "REGISTRATION EXPENSES" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, "Blue Sky" fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of the Company and review of the Registration Statement and related documents (up to a maximum of $100,000 less the amount of Investor legal expenses previously paid by the Company under Section 3.4 of the Purchase Agreement), and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

         "REGISTRATION STATEMENT" shall have the meaning set forth in Section 2(a) herein.

         "REGULATION D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

         "SECURITIES ACT" or "ACT" shall mean the Securities Act of 1933, as amended.

         "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

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         "SUBORDINATION AGREEMENT" shall have the meaning set forth in
Section 1(b) herein.

                  (b) SUBORDINATION. The rights of the Holders under this Agreement are subject to the terms of the Subordination Agreement dated February 23, 2000, among the Senior Lenders (as defined therein) and, among others, the Investors (the "Subordination Agreement").

     2. REGISTRATION REQUIREMENTS. The Company shall use its best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable "Blue Sky" or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all U.S. jurisdictions. Such best efforts by the Company shall include the following:

                  (a) The Company shall, as expeditiously as reasonably possible after the Closing Date:

                        (i) But in any event within 60 days thereafter, prepare
                  and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering the Registrable Securities (such registration statement, including any amendments or supplements thereto and prospectuses contained therein, is referred to herein as the "Registration Statement"), which Registration Statement, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events. The number of shares of Common Stock initially included in such Registration Statement shall be no less than the sum of (A) two times the sum of the number of Common Shares that are as of the date of this Agreement issuable upon conversion of the Debentures (assuming, for purposes of this calculation, that 10,000,000 principal amount of the Subsequent Debentures were issued and outstanding) plus (B) one and one-half times the number of Warrant Shares issuable upon exercise of the Warrants (assuming, for purposes of this calculation, that the Option Warrants were issued and outstanding) in each case without regard to any limitation on the Investor's ability to convert the Debentures or Warrants. Thereafter, the Company shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable, and in any event prior to 120 days following the Closing Date. The Company shall provide Holders and their legal counsel

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                  reasonable opportunity to review any such Registration
                  Statement or amendment or supplement thereto prior to filing.

                        (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by the seller thereof as set forth in the Registration Statement and notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

                        (iii) Furnish to each Holder such numbers of copies of
                  a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                        (iv) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of all U.S. jurisdictions; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                        (v) Notify each Holder immediately of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof and any information incorporated or deemed to be incorporated by reference therein) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, pursuant to
                  Section 2(f), use its best efforts to promptly update and/or correct such prospectus.

                        (vi) Notify each Holder immediately of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Company shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

                        (vii) Permit a single firm of counsel, designated as Holders' counsel by the Holders of a majority of the Registrable Securities included in the Registration Statement, to review the Registration Statement and all

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                  amendments and supplements thereto within a reasonable period of time prior to each filing, and shall not file any document in a form to which such counsel reasonably objects.

                        (viii) Use its best efforts to list the Registrable
                  Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Stock is then traded.

                        (ix) If applicable, take all steps necessary to enable Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act.

                  (b) Set forth below in this Section 2(b) are (I) events that may arise that the Investors consider will interfere with the full enjoyment of their rights under the Debentures, the Purchase Agreement and this Agreement (the "Interfering Events"), and (II) certain remedies applicable in each of these events.

                  Paragraphs (i) through (iv) of this Section 2(b) describe the Interfering Events, provide a remedy to the Investors if an Interfering Event occurs and provide that the Investors may require that the Company redeem outstanding Debentures at a specified price if certain Interfering Events are not timely cured.

                  Paragraph (vi) provides, INTER ALIA, that if cash payments required as the remedy in the case of certain of the Interfering Events are not paid when due, the Company may be required by the Investors to redeem outstanding Debentures at a specified price.

                  Paragraph (viii) provides, INTER ALIA, that the Investors have the right to specific performance.

         The preceding paragraphs in this Section 2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this Section 2(b).

                        (i)   DELAY IN EFFECTIVENESS OF REGISTRATION STATEMENT.

                              (A) In the event that the Registration Statement
                  has not been declared effective within 120 days from the Closing Date, then the Conversion Price shall be reduced by 1% during and after the 30-day period (the "Default Period") from and after the 120th day following the Closing Date during any part of which such Registration Statement is not effective, and such Conversion Price shall be further reduced by additional 1.5% amounts during and after each Default Period thereafter. For example, if the Registration Statement does not become effective until 150

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                  days from the Closing Date, the Conversion Price from and
                  after day 121 from the Closing Date shall be multiplied by 99%. If the Registration Statement is not effective until the 180th day after the Closing Date, the Conversion Price from and after day 151 from the Closing Date shall be multiplied by 97.5%. In each case, the Conversion Price shall be subject to further adjustment as set forth in the Debentures and the Purchase Agreement; provided, that once the Registration Statement first becomes effective, there can be no further adjustment to the Conversion Price under this Section 2(b)(i).

                              (B) If the Registration Statement has not been
                  declared effective within 180 days after the Closing Date and provided that such Holder is not able to freely sell the Registrable Securities pursuant to Rule 144(k) of the Act, then each Holder may, in its sole discretion, put to the Company in writing (the "Put Notice") the two options set forth below, of which the Company must select one by providing the Holder with written notice (the "Company Notice") of its selection within 3 business days of its receipt of the Put Notice.

                              OPTION ONE: The Company shall redeem the
                  Debentures, Common Shares and/or Warrant Shares (in whole or in part, as selected by the Holder in the Put Notice) at the Premium Redemption Price (as defined below) on a date specified by the Holder in the Put Notice, which shall be at least 5 business days from the date thereof (the "Redemption Date"). The "Premium Redemption Price" shall be equal to (A) as to the Debentures, the greater of (x) 120% of the Outstanding Principal Amount of the Debentures plus any accrued but unpaid or unrecognized interest or default payments and (y) the value that the Holder would be entitled to receive upon conversion of the Debenture at the Conversion Price then in existence, without reference to Section 12 thereof, and the subsequent sale of the Common Shares received thereby at the Market Price for Shares of Common Stock then in existence and (B) as to the Common Shares and/or Warrant Shares, 120% of the dollar amount which is the product of (x) the number of shares so to be redeemed pursuant to this paragraph, and (y) the Market Price for Shares of Common Stock at the time such shares were received pursuant to conversion of Debentures or exercise of the Warrants. Nothing herein shall be construed as precluding the Holder from exercising its conversion rights under the Debenture unless the Company redeems the Debenture and pays the Premium Redemption Price in full pursuant to this Option One. Default payments shall no longer accrue on Debentures after such Debentures have been redeemed by the Company pursuant hereto. If the Company fails to pay the Premium Redemption Price in full on the Redemption Date in immediately available funds, in addition to any other rights or remedies it may have, (i) the Holder shall have the right to require the Company to repurchase the Debentures, Common Shares

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                  and/or Warrant Shares (in whole or in part, as selected by
                  Holder) at a price equal to 110% of the Premium Redemption Price; and (ii) the Company shall pay in cash to each Holder the default payment set forth in Option Two below for each 30-day period (or portion thereof) that the Company fails to pay 110% of the Premium Redemption Price, except that such 3% default payment shall not be subject to the 18% cap, set forth in Option Two. In the event that the Company selects Option One but the Holder is prevented from exercising its redemption rights by reason of the Subordination Agreement, then the Company shall be deemed to have selected Option Two for all purposes hereunder.

                              OPTION TWO: The Company shall pay a cash default
                  payment at a rate (the "Default Payment Rate") equal to three (3 %) of the sum of (x) the Outstanding Principal Amount of,
                  (y) the accrued but unpaid interest on, and (z) the accrued but unpaid or unrecognized default payments on the Debentures (the "Debenture Amount") held by such Holder for each 30-day period (or portion thereof) that the Registration Statement has not been declared effective until the Registration Statement has been declared effective, which such 3% default payment shall not exceed, in the aggregate, 18% of the Debenture Amount in any 365-day period. Such default payments shall be made in accordance with Section 2(b)(v) and (vi) hereof.

                           If the Company fails to provide the Holder with the
                  Company Notice within 3 business days of its receipt of the Put Notice, then the Company will be deemed to have selected OPTION TWO.

                           (ii) NO LISTING; PREMIUM PRICE REDEMPTION FOR DELISTING OF CLASS OF SHARES.

                                 (A) In the event that the Company fails,
                  refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed with the Approved Market and each other securities exchange and market on which the Common Stock is then traded at all times during the period ("Listing Period") commencing the earlier of the effective date of the Registration Statement or the 120th day following the Closing Date, and continuing thereafter for so long as the Debentures are outstanding, then the Company shall pay in cash to each Holder a default payment at the Default Payment Rate on the Debenture Amount for the Debentures held by such Holder for each 30-day period (or portion thereof) during the Listing Period from and after such failure, refusal or inability to so list the Registrable Securities until the Registrable Securities are so listed, which such 3% default payment shall not exceed, in the aggregate, 18% of the Debenture in any 365-day period. Such default payments shall be made in accordance with Section 2(b)(v) and (vi) hereof.

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                                 (B) In the event that shares of Common Stock
                  of the Company are delisted from the Approved Market at any time following the Closing Date and remain delisted for 5 consecutive business days, then at the option of each Holder and to the extent such Holder so elects, the Company shall on 2 business days notice either (1) pay in cash to such Holder a default payment at the Default Payment Rate on the Debenture Amount for the Debentures held by such Holder for each 30-day period that the shares are delisted or (2) redeem the Debentures and/or Common Shares and/or Warrant Shares held by such Holder, in whole or in part, at a redemption price equal to the Premium Redemption Price
                  (as defined above); PROVIDED, however, that such Holder may revoke such request at any time prior to receipt of payment of such default payments or Premium Redemption Price, as the case may be. Default payments shall no longer accrue on Debentures after such Debentures have been redeemed by the Company pursuant to the foregoing provision.

                           (iii) BLACKOUT PERIODS. In the event any Holder is
                  unable to sell Registrable Securities under the Registration Statement for more than (A) ten (10) consecutive days or (B) thirty (30) days in any calendar year ("Suspension Grace Period"), as may be extended pursuant to the following sentence, including without limitation by reason of a suspension of trading of the Common Stock on the Approved Market, any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or the number of shares of Common Stock covered by the Registration Statement is insufficient at such time to make such sales, then the Company shall pay in cash to each Holder a default payment at the Default Payment Rate of the Debenture Amount for the Debentures held by such Holder for each 30-day period (or portion thereof) from and after the expiration of the Suspension Grace Period which such 3% default payment shall not exceed, in the aggregate, 18% of the Debenture in any 365-day period; provided, however, that under the following circumstances not more than once in any 12 month period the Suspension Grace Period may be extended for up to 30 days or if earlier the date upon which the circumstances giving rise to such extension ceases to exist:
                  (A) the Company has filed or proposes to file a Registration Statement with respect to any of its securities to be distributed in a firm commitment underwritten public offering that results in gross aggregate cash proceeds to the Company of not less than 30 million dollars and it is advised by its lead or managing underwriter that an offering by a Holder of Registrable Securities would materially adversely affect the distribution of such securities, or (B) the fulfillment of such obligations would require the

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                  Company to prepare financial statements under the Act that would not otherwise be required to be prepared by the Company in order to comply with its obligations under the Exchange Act. In the event that the Suspension Grace Period has been extended as provided above, the Company shall deliver a certificate in writing, signed by an officer of the Company, to each Holder, which shall state that the Suspension Grace Period hereunder has been extended in accordance with this
                  Section 3(b)(iii). Alternatively, a Holder shall have the right but not the obligation to have the Company redeem its Debentures and Common Shares and Warrant Shares at the price and on the terms set forth in Section 2(b)(ii)(B) above.

                           (iv) CONVERSION DEFICIENCY; PREMIUM PRICE REDEMPTION
                  FOR CONVERSION DEFICIENCY. To the extent that Section 3.14 of the Purchase Agreement does not apply, in the event that the Company does not have a sufficient number of Common Shares available to satisfy the Company's obligations to any Holder upon receipt of a Conversion Notice (as defined in the Debenture) or is otherwise unable or unwilling to issue such Common Shares (including without limitation by reason of the limit described in Section 10 below) in accordance with the terms of the Debenture for any reason after receipt of a Conversion Notice, then:

                                (A)    The Company shall pay in cash to each
                  Holder a default payment at the Default Payment Rate on the Debenture Amount for the Debentures held by such Holder for each 30-day period (or portion thereof) that the Company fails or refuses to issue Common Shares in accordance with the Debenture terms which such 3% default payment shall not exceed, in the aggregate, 18% of the Debenture in any 365-day period; and

                                (B)    At any time five days after the
                  commencement of the running of the first 30-day period described above in clause (A) of this paragraph (iv), at the request of any Holder pursuant to a redemption notice, the Company promptly (1) shall purchase from such Holder, at a purchase price equal to the Premium Redemption Price, the Debenture Amount of Debentures equal to such Holder's pro rata share of the "Deficiency" (as such term is defined below), if the failure to issue Common Shares results from the lack of a sufficient number thereof and (2) shall purchase all (or such portion as such Holder may elect) of such Holder's Debentures at such Premium Redemption Price if the failure to issue Common Shares results from any other cause. The "Deficiency" shall be equal to the Debenture Amount of Debentures that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares available, if all the outstanding Debentures were submitted for conversion at the Conversion Price set forth in the Debentures as of the date such Deficiency is determined. Any request by

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                  a Holder pursuant to this paragraph (iv)(B) shall be
                  revocable by that Holder at any time prior to its receipt of the Premium Redemption Price.

                           (v)  DEFAULT PAYMENT TERMS; STATUS OF UNPAID
                  DEFAULT PAYMENTS. All default payments (which payments shall be pro rata on a per diem basis for any period of less than 30 days) required to be made in connection with the above provisions shall be paid in cash at any time upon demand, and whether or not a demand is made, by the tenth
                  (10th) day of each calendar month for each partial or full 30-day period occurring prior to that date. Until paid as required in this Agreement, default payments shall be deemed added to, and a part of, the Outstanding Principal Amount of a Holder's Debentures.

                           (vi) PREMIUM PRICE REDEMPTION FOR CASH PAYMENT
                  DEFAULTS. In the event that the Company fails or refuses to pay any default payment or honor any discount provided for in the foregoing paragraphs (i) through (iv) when due, at any Holder's request and option the Company shall purchase all or a portion of the Debentures, Common Shares and/or Warrant Shares held by such Holder (with default payments accruing through the date of such purchase), within five
                  (5) days of such request, at a purchase price equal to the Premium Redemption Price (as defined above); PROVIDED that such Holder may revoke such request at any time prior to receipt of such payment of such purchase price. Until such time as the Company purchases such Debentures at the request of such Holder pursuant to the preceding sentence, at any Holder's request and option the Company shall as to such Holder pay such amount by adding and including the amount of such default payment to the Outstanding Principal Amount of a Holder's Debentures.

                  Notwithstanding anything contained herein to the contrary, the Company shall be obligated to redeem Common Shares or Warrant Shares only from available funds in accordance with
                  Section 160 of Delaware General Corporation Law, as may be amended from time to time.

                           (vii) CUMULATIVE REMEDIES. Each default payment
                  triggered by an Interfering Event provided for in the foregoing paragraphs (ii) through (iv) shall be in addition to each other default payment triggered by another Interfering Event; PROVIDED, however, that in no event shall the Company be obligated to pay to any Holder default payments in an aggregate amount greater than the Default Payment Rate of the Outstanding Principal Amount of the Debentures held by such Holder for any 30-day period (or portion thereof). The default payments and mandatory redemptions provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Debentures, the Purchase Agreement, the Warrants or this Agreement, including without limitation the right to specific performance. Each Holder shall be entitled to specific performance of any and all obligations of the Company in connection with the registration rights of the Holders hereunder.

                           (viii) CERTAIN ACKNOWLEDGMENTS. The Company
                  acknowledges that any failure, refusal or inability by the Company described in the foregoing paragraphs (i) through
                  (iv) and paragraph (vi) will cause the Holders to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities. Accordingly, the parties agree that it is appropriate to include in this Agreement the foregoing provisions for default payments, discounts and mandatory redemptions in order to compensate the Holders for such damages. The parties acknowledge and agree that the default payments, discounts and mandatory redemptions set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such default payments, discounts and mandatory redemptions are reasonable and will not constitute a penalty. The parties agree that the provisions of this clause (viii) consist of certain acknowledgments and agreements concerning the remedies of the Holders set forth in clauses (i) through (iv) and paragraph (vi) of this paragraph; nothing in this clause (viii) imposes any additional default payments, discounts and mandatory redemptions for violations under this Agreement.

                  (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise the Company. Any such underwriting may only be administered by investment bankers reasonably satisfactory to the Company. The Company shall only be obligated to permit one underwritten offering, which offering shall be determined by a majority-in-interest of the Holders.

                  (d) The Company shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities. In the event that the offering in which the Registrable Securities are to be sold is deemed to be an underwritten offering or an Investor selling Registrable Securities is deemed to be an underwriter, the Company shall:

                           (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

                           (ii) cause to be delivered to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent counsel to the Company, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within ninety
                  (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by the Company in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any.

                           (iii) cause to be delivered, immediately prior to
                  the effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which the Company's independent certified public accountants shall have reviewed any of the Company's books or records, a "comfort" letter from the Company's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders.

                           (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings;

                           (v) deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any; and

                           (vi) deliver to the Holders on the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and at the beginning of each fiscal quarter thereafter, a certificate in form and substance as shall be reasonably satisfactory to the Holders, executed by an executive officer of the Company and to the effect that all the representations and warranties of the Company contained in the Purchase Agreement are still true and correct except as disclosed in such certificate; the Company shall, as to each such certificate delivered at the beginning of each fiscal quarter, update or cause to be updated each such certificate during such quarter so that it shall remain current, complete and correct throughout such quarter; and such updates received by the Holders during such quarter, if any, shall have been reasonably satisfactory to the Holders.

                  (e) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and review of any Registration Statement, all SEC Documents (as defined in the Purchase Agreement) filed subsequent to the Closing, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

                  (f) Subject to Section 2(b)(iii) above, if at any time or from time to time after the effective date of the Registration Statement, the Company has delivered to the Holders a notice under Section 2(a)(v) or has notified the Holders in writing of the existence of a Potential Material Event, the Holders shall not offer or sell any Registrable Securities or engage in any other transaction involving or relating to Registrable Securities, from the time of the giving of the notice until the Holders receive written notice from the Company that use of the prospectus may be resumed. The Company will use its best efforts to cause such suspension to terminate at the earliest possible date.

                  (g) The Company shall file a Registration Statement with respect to any newly authorized and/or reserved shares within ten (10) business days of any shareholders meeting authorizing or reserving same and shall use its best efforts to cause such Registration Statement to become effective within seventy-five (75) days of such shareholders meeting. If the Holders become entitled, pursuant to an event described in clause (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and the Company is unable under the securities laws to add such securities to the then effective Registration Statement, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. The Company shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below. All of the registration rights and remedies under this

Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments contained herein.

         3. EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

         4. REGISTRATION ON FORM S-3; OTHER FORMS. The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such form as the Company is eligible to use under the Securities Act.

         5. REGISTRATION PERIOD. In the case of the registration effected by the Company pursuant to this Agreement, the Company will use its best efforts to keep such registration effective until the later to occur of (i) sales are permitted of all Registrable Securities without registration under Rule 144(k) or (ii) such time as there are no longer any Warrants outstanding.

         6.   INDEMNIFICATION.

              (a) THE COMPANY INDEMNITY. The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein.

The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

              (b) HOLDER INDEMNITY. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

              (c) PROCEDURE. Each party entitled to indemnification under this Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         7. CONTRIBUTION. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying each of such Indemnified Parties, shall contribute to the amount paid or payable by each such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

              In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

              The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by PRO RATA allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         8. SURVIVAL. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of the Company referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Purchase Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

         9. INFORMATION BY HOLDERS. Each Holder shall reasonably promptly furnish to the Company such information regarding such Holder and the distribution and/or sale proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder, except that such Holder may not require an intended method of disposition which violates applicable securities law.

         10. NYSE LIMIT ON STOCK ISSUANCES. Section 3.14 of the Purchase Agreement shall govern limits imposed by NYSE rules on the conversion of Debentures or the exercise of Warrants.

         11. REPLACEMENT CERTIFICATES. The certificate(s) representing the Common Shares or Warrant Shares held by the Investor (or then Holder) may be exchanged by the Investor (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Common Shares or Warrant Shares, as reasonably requested by the Investor (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

         12. TRANSFER OR ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Investors by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to a transferee or assignee of Debentures or Warrants, and all other rights granted to the Investors by the Company hereunder may be transferred or assigned to any transferee or assignee of any Debentures or Warrants; provided in each case that the Company must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the provisions of this Agreement.

         13.  MISCELLANEOUS.

              (a) REMEDIES. The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

              (b) JURISDICTION. The Company and each of the Investors (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and each of the Investors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

              (c) NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

              to the Company:

                     Advanced Communications Group, Inc.
                     390 S. Woods Mill Road, Suite 150
                     St. Louis, MO 63017
                     Facsimile:  (314) 469-3539
                     Attention:   Michael Pruss

              to the Investors:

                     To each Investor at the address and/or fax number set forth on Schedule I of this Agreement with copies to:

                     Kleinberg, Kaplan, Wolff & Cohen, P.C.
                     551 Fifth Avenue
                     New York, New York 10176
                     Facsimile:       (212) 986-8866
                     Attention:       Stephen M. Schultz, Esq.

         Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

              (d) INDEMNITY. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

              (e) WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

              (f) EXECUTION. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

              (g) PUBLICITY. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its express written approval, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees to deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement or document executed herewith to each Investor and any public announcement including the name of an Investor to such Investor, prior to the publication of such announcements.

              (h) ENTIRE AGREEMENT. This Agreement, together with the Purchase Agreement, the Debentures, the Warrants and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be modified or terminated except by a written agreement signed by both parties.

              (i) GOVERNING LAW. This Agreement and the validity and performance of the terms hereof shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed entirely in such State.

              (j) SEVERABILITY. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

              (k) JURY TRIAL. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY.

              (l) TITLES. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                         ADVANCED COMMUNICATIONS GROUP, INC.

                                         By: /s/ Michael A. Pruss
                                            --------------------------------
                                             Name: Michael A. Pruss
                                             Title: Vice President

                                         INVESTORS:

                                         HALIFAX FUND, L.P.

                                         By:  /s/ Steven W. Weiner
                                            ----------------------------------
                                              Name: Steven W. Weiner
                                              Title: Managing Director

                                         ELLIOTT ASSOCIATES, L.P.

                                         By:  /s/ Paul Singer
                                            ----------------------------------
                                              Name: Paul Singer
                                              Title:

                                         WESTGATE INTERNATIONAL, L.P.
                                              By: Martley International, Inc.,
                                                  Attorney-in-Fact

                                         By:  /s/ Paul Singer
                                            ----------------------------------
                                              Name: Paul Singer
                                              Title:

         Signature page to Advanced Communications Group, Inc. Registration Rights Agreement